UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 22, 2013

AVANGARD CAPITAL GROUP INC.
(Exact name of registrant as specified in its charter)

Nevada	333-184682	45-5507359
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

2708 Commerce Way Suite 300, Philadelphia PA	19154
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (954) 363-7333

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 22, 2013, our Board of Directors (the “Board”) voted to increase the size of our board to five (5) members and appoint Eric Rayz, Robert A. Cornaglia and John A. Folino to serve as new directors. The above actions were authorized pursuant to Article II, Section 13 of our by-laws in which, in part, all board vacancies, including those caused by an increase in the number of directors may be filled by a majority of the remaining directors.

There is no arrangement or understanding among any of the new directors, on the one hand or any other person, on the other hand, pursuant to which a new director was appointed as a director. No new director has a direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K. None of the new directors have received any compensation in connection with their appointment as a director and no new director will serve on a committee of the Board.

At this time, we do not have any written employment agreement or other formal compensation agreements with our new directors. Compensation arrangements are the subject of ongoing development and we will make appropriate additional disclosures as they are further developed and formalized.

Eric Rayz (age 37). Arkady “Eric” Rayz, Esquire is a summa cum laude and Phi Beta Kappa graduate of Temple University. As an undergraduate, Mr. Rayz was a recipient of the H. Thomas and Dorothy Willits Hallowell Scholarship and Temple University President’s Scholar Award. Mr. Rayz obtained his Juris Doctorate from the James E. Beasley School of Law of Temple University, where he was a staff member and editor of the Temple International and Comparative Law Journal. Mr. Rayz served a two-year term as a Staff Attorney for Justice Sandra Schultz Newman of the Supreme Court of Pennsylvania and has co-authored an article entitled “Capital Sentencing: The Effect of Adding Aggravators to Death Penalty Statutes in Pennsylvania” that appeared in the University of Pittsburgh Law Review. Mr. Rayz has broad experience in handling matters in federal and state courts. He is admitted to practice in the Commonwealth of Pennsylvania and the State of New York, before the U.S. District Court for the Eastern District of Pennsylvania, the U.S. Court of Appeals for the Third Judicial Circuit, and the United States Supreme Court. Since 2005, Mr. Rayz has been a co-managing member of Kalikhman & Rayz, LLC, where he advises clients on transactional and litigation matters, involving corporate governance, business financing, commercial disputes, and real estate transfers. In 2012, Mr. Rayz was appointed judge pro tempore by the Philadelphia County Court of Common Pleas. In the same year, Mr. Rayz received the honor of being named “Top Lawyer” by Main Line Today Magazine. In 2012 and 2013, Mr. Rayz was named Pennsylvania’s Super Lawyer Rising Star® by the Super Lawyers Magazine and Philadelphia Magazine.

Robert A. Cornaglia (age 45). Robert A. Cornaglia, CPA is a partner in the accounting firm, Raible, Cornaglia, Wenstrom & Raible, LLC located in Mt. Laurel, NJ. Mr. Cornaglia’s practice mainly consists of advising closely-held businesses on financial reporting and tax compliance. Prior to joining the Firm as a partner in 2005, Mr. Cornaglia was a Chief Financial Officer for a 65-unit Philadelphia based retail financial services company. Mr. Cornaglia earned his Bachelor Of Science in Business Administration from Drexel University in 1989 and was licensed as a certified public accountant in October 1995.

John A. Folino (age 56). Since 2010 to present John has been a Regional Director for First Niagara Risk Management, a wholly owned subsidiary of First Niagara Bank. Prior to that John was President and CEO of RTI Insurance Services and Three Rivers Financial Services located in Pittsburgh Pennsylvania. He has been an active executive in the insurance business for over 30 years and has served as advisor to several insurance carriers in the industry. John is a 1980 graduate of Duquesne University with a Bachelor of Science in Business Administration.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 28, 2013

AVANGARD CAPITAL GROUP INC.

By:	/s/ Alan Gulko
Name:	Alan Gulko
Title:	Chief Executive Officer

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